Exhibit 5.1

Nancy H. Wojtas T: +1 650 843 5819 nwojtas@cooley.com

January 11, 2013

NovaBay Pharmaceuticals, Inc.
5980 Horton Street, Suite 550
Emeryville, CA  94608

RE:       S-8 REGISTRATION STATEMENT

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by NovaBay Pharmaceuticals, Inc. a Delaware corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,478,924 shares of the Company’s Common Stock (the “Shares”) to be issued pursuant to the Company’s 2007 Omnibus Incentive Plan (the “Plan”).

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY llp

By: /s/ Nancy H. Wojtas
Nancy H. Wojtas

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155  T: (650) 843-5000  F: (650) 849-7400  WWW.COOLEY.COM